Exhibit 10.6

Execution Version

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is dated as of January 7, 2021, by and among Earthstone Energy, Inc., a Delaware corporation (“Earthstone”), Warburg Pincus Private Equity (E&P) XI – A, L.P., a Delaware limited partnership (“WPXI-A”), Warburg Pincus XI (E&P) Partners – A, L.P., a Delaware limited partnership (“WPPXI”), WP IRH Holdings, L.P., a Delaware limited partnership (“WPIRH”), Warburg Pincus XI (E&P) Partners – B IRH, LLC, a Delaware limited liability company (“WPXI-B”), Warburg Pincus Energy (E&P)-A, LP, a Delaware limited partnership (“WPE-A”), Warburg Pincus Energy (E&P) Partners-A, LP, a Delaware limited partnership (“WPEP-A”), Warburg Pincus Energy (E&P) Partners-B IRH, LLC, a Delaware limited liability company (“WPEP-B”), WP Energy Partners IRH Holdings, L.P., a Delaware limited partnership (“WPEPIRH”), and WP Energy IRH Holdings, L.P., a Delaware limited partnership (collectively with WPXI-A, WPPXI, WPIRH, WPXI-B, WPE-A, WPEP-A, WPEP-B and WPEPIRH, the “Warburg Parties”), and EnCap Investments L.P., a Delaware limited partnership (“EnCap” and, collectively with the Warburg Parties, the “Stockholders”). Earthstone, the Warburg Parties and EnCap are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings given to such terms in the Purchase and Sale Agreement (as defined below).

WHEREAS, pursuant to that certain Purchase and Sale Agreement, dated as of December 17, 2020 (the “Purchase and Sale Agreement”), by and among Earthstone, Earthstone Energy Holdings, LLC, a Delaware limited liability company (“EEH”), Independence Resources Holdings, LLC, a Delaware limited liability company (“Independence”) and Independence Resources Manager, LLC, a Delaware limited liability company (“Independence Manager”), EEH purchased certain assets of Independence and Independence Manager in exchange for (a) 12,719,594 newly issued shares (the “Primary Shares”) of Class A common stock, par value $0.001 per share, of Earthstone (“Class A Common Stock”), and (b) the Cash Consideration (such transaction is referred to as the “Transaction”);

WHEREAS, contemporaneously with the closing of the Transaction, Independence purchased, for an amount equal to the Per Share Price, an additional 638,744 shares of Class A Common Stock from certain affiliates of EnCap (the “Additional Shares”);

WHEREAS, each of the Stockholders is, as of the execution of this Agreement, the record and/or beneficial owner of that number of shares of (i) Class A Common Stock and (ii) Class B Common Stock, par value $0.001 per share (“Class B Common Stock” and, together with Class A Common Stock, “Common Stock”), of Earthstone, in each case, as set forth opposite such Stockholder’s name on Schedule A hereto;

WHEREAS, prior to the Closing, the board of directors of Earthstone (the “Board”) was composed of nine directors, including three representatives of EnCap, two members of Earthstone management, three independent directors, and one vacancy entitled to be filled by EnCap;

WHEREAS, the Parties have determined to enter into this Agreement in order to, among other things, provide the Warburg Parties with the right to designate a director and to reflect certain agreements of the Parties with respect to the matters set forth herein.

NOW, THEREFORE, in consideration of the execution and delivery by Earthstone, EEH and Independence of the Purchase and Sale Agreement and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1. Representations and Warranties of the Stockholders. As of the date hereof, each of the Stockholders hereby represents and warrants to Earthstone, severally and not jointly, as follows:

(a) Such Stockholder is the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and unless otherwise indicated, the record owner of the shares of Common Stock (as may be adjusted from time to time pursuant to Section 4 hereof, the “Shares”) set forth opposite such Stockholder’s name on Schedule A to this Agreement, and such Shares represent all of the shares of Common Stock beneficially owned by such Stockholder as of the date hereof. For purposes of this Agreement, the term “Shares” shall include any shares of Common Stock issuable to such Stockholder upon exercise or conversion of any existing right, contract, option, or warrant to purchase, or securities convertible into or exchangeable for, Common Stock, as the case may be (“Stockholder Rights”), that are currently exercisable or convertible or become exercisable or convertible and any other shares of Common Stock such Stockholder may acquire or beneficially own during the term of this Agreement.

(b) Such Stockholder has all requisite organizational power and authority to execute and deliver this Agreement and to perform its obligations contemplated hereby. This Agreement has been validly executed and delivered by such Stockholder and, assuming that this Agreement constitutes the legal, valid and binding obligation of Earthstone and the other Parties, constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(c) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) conflict with the certificate of formation, certificate of limited partnership, limited liability company agreement, partnership agreement or similar organizational documents of such Stockholder as presently in effect, (ii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or by which it is bound or affected, (iii) (A) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, (B) give to any other person any rights of termination, amendment, acceleration or cancellation of, or (C) result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever upon any of the properties or assets of the Stockholder under, any agreement, contract, indenture, note or instrument to which such Stockholder is a party or by which it is bound or affected, except for such breaches, defaults or other occurrences that would not prevent or materially delay the performance by such Stockholder of any of such Stockholder’s obligations under this Agreement, or (iv) except for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), or the New York Stock Exchange (the “NYSE”), require any filing by such Stockholder with, or any permit, authorization, consent or approval of, any governmental or regulatory authority, except where the failure to make such filing or obtain such permit, authorization, consent or approval would not prevent or materially delay the performance by such Stockholder of any of such Stockholder’s obligations under this Agreement.

(d) The Shares and any certificates representing the Shares owned by such Stockholder are held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all pledges, liens, charges, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder or under applicable federal and state securities laws or under the agreements set forth on Schedule B hereto. Such Stockholder owns of record or beneficially no shares of Common Stock other than such Stockholder’s Shares as set forth on Schedule A.

(e) As of the date hereof, neither such Stockholder nor any of its respective properties or assets is subject to any order, writ, judgment, injunction, decree, determination or award that would prevent or delay the consummation of the transactions contemplated hereby.

Section 2. Representations and Warranties of Earthstone. Earthstone hereby represents and warrants to the Stockholders as follows:

(a) Earthstone is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Earthstone has all requisite corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Earthstone and, assuming that this Agreement constitutes the legal, valid and binding obligation of the other Parties, constitutes the legal, valid and binding obligation of Earthstone, enforceable against Earthstone in accordance with the terms of this Agreement (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(b) The execution and delivery of this Agreement by Earthstone does not, and the performance of this Agreement by Earthstone will not, (i) conflict with the certificate of incorporation or bylaws or similar organizational documents of Earthstone as presently in effect, or that certain Voting Agreement, dated as of May 9, 2017 (as amended), by and among Earthstone and the other parties thereto, (ii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Earthstone or by which it is bound or affected, (iii) (A) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, (B) give to any other person any rights of termination, amendment, acceleration or cancellation of, or (C) result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever upon any of the properties or assets of Earthstone or any of its subsidiaries under, any agreement, contract, indenture, note or instrument to which Earthstone or any of its subsidiaries is a party or by which Earthstone or any of its subsidiaries is bound or affected, except for such breaches, defaults or other occurrences that would not prevent or materially delay the performance by Earthstone of its obligations under this

Agreement, or (iv) except for applicable requirements, if any, of the Exchange Act, the Securities Act or the NYSE, require any filing by Earthstone with, or any permit, authorization, consent or approval of, any governmental or regulatory authority, except where the failure to make such filing or obtain such permit, authorization, consent or approval would not prevent or materially delay the performance by Earthstone of its obligations under this Agreement.

(c) As of the date hereof, none of Earthstone, its subsidiaries or any of their respective properties or assets are subject to any order, writ, judgment, injunction, decree, determination or award that would prevent or delay the consummation of the transactions contemplated hereby.

Section 3. Board Designation Rights. The Stockholders, severally and not jointly, agree as follows:

(a) Subject to the other provisions of this Section 3, commencing on the date hereof, the Warburg Parties shall have the option and right (but not the obligation) to designate one (1) nominee to be nominated by the Company at each applicable annual (or special) meeting of stockholders of the Company (adjusted as appropriate to take into account the classified Board structure) to serve as a director on the Board (the “Designated Director”) in accordance with this Section 3. The Designated Director shall in the reasonable determination of the Board or any nominating and governance committee of the Board established from time to time (“Nominating and Governance Committee”) (i) be suitable to serve on the Board in accordance with the customary standards of suitability for directors of NYSE-listed companies and (ii) not be prohibited from serving as a director pursuant to any rule or regulation of the U.S. Securities and Exchange Commission or any national securities exchange on which the Class A Common Stock is listed or admitted to trading.

(b) Earthstone, EnCap and the Board shall take all actions necessary or advisable to effect the provisions of Section 3(a), including, effective as of the Closing, validly appointing the director designated by the Warburg Parties in writing to the Board no later than the Closing (the “Initial Director”). The Initial Director shall serve an initial term that will expire no earlier than the annual meeting of the stockholders of the Company (the “Public Stockholders”) to be held in 2023.

(c) The Warburg Parties agree (i) upon Earthstone’s request, to, and to cause the Designated Director designated by them to, timely provide Earthstone with accurate and complete information relating to such Designated Director as may be required to be disclosed by Earthstone under the Exchange Act and (ii) to cause the Designated Director designated by them to comply with the Section 16 filing obligations under the Exchange Act. At each applicable election of Directors, the Board shall nominate the Designated Director, which designee must meet the standards set forth in Section 3(a) above, as part of the slate of directors nominated by the Board for election by the Public Stockholders and shall recommend that the Public Stockholders vote for such Designated Director. Additionally, in the event of the resignation, death, or removal (for cause or otherwise) of the Designated Director, the Warburg Parties shall have the right for the ensuing sixty (60) days, subject to the other provisions of this Section 3, to designate in writing furnished to the Board or to the Nominating and Governance Committee, if applicable, the person to be appointed by the Board as the Designated Director to fill the resulting vacancy (subject to such designee meeting the standards set forth in Section 3(a) above).

(d) At all times while a Designated Director is serving as a member of the Board, and following any such Designated Director’s death, resignation, removal or other cessation as a Director in such former Designated Director’s capacity as a former Director, such Designated Director shall be entitled to all rights to indemnification and exculpation, in each case, as are then made available to any other member of the Board or any former Director, as the case may be. While serving as a Designated Director, such Designated Director shall be entitled to reimbursement for reasonable expenses consistent with Earthstone’s policies applicable to other similarly situated Directors. Earthstone shall purchase and maintain (or reimburse the Designated Director for the cost of) insurance (“D&O Insurance”), on behalf of the Designated Director, against any liability that may be asserted against, or expense that may be incurred by, such Designated Director in connection with the activities of Earthstone and its subsidiaries or such Designated Director’s activities on behalf of Earthstone and its subsidiaries, regardless of whether Earthstone or any of its subsidiaries would have the power to indemnify such Designated Director against such liability under the provisions of the organizational documents of Earthstone (as they may be amended from time to time). Such D&O Insurance shall provide coverage commensurate with that provided to independent directors of the Board and the Designated Director shall be entitled to all rights to insurance as are then made available to any other member (or former member, as applicable) of the Board by Earthstone and its subsidiaries.

(e) The option and right of the Warburg Parties to appoint a Designated Director under this Section 3 may not be transferred or assigned, in whole or in part, by the Warburg Parties without the prior written consent of Earthstone and the execution by such transferee of a joinder agreement in the form of Exhibit A hereto (a “Joinder”), provided that such option and right may be transferred or assigned, without the consent of Earthstone, to an Affiliate of any of the Warburg Parties so long as such transferee executes a Joinder.

(f) The Warburg Holders shall take all necessary action to cause the Designated Director to resign promptly from the Board if such Designated Director, as determined by the Board in good faith after consultation with outside legal counsel, (i) is prohibited or disqualified from serving as a director of the Company under any rule or regulation of the SEC, NYSE, or by applicable law, (ii) has engaged in acts or omissions constituting a breach of the Designated Director’s fiduciary duties to the Company and the Public Stockholders, (iii) has engaged in acts or omissions that involve intentional misconduct or an intentional violation of law or (iv) has engaged in any transaction involving the Company from which the Designated Director derived an improper personal benefit that was not disclosed to the Board prior to the authorization of such transaction; provided, however, that the Warburg Parties shall have the right to replace such resigning Designated Director with a new Designated Director, such newly named Designated Director to be appointed promptly to the Board in place of the resigning Designated Director in the manner set forth in the Company’s governing documents for filling vacancies on the Board. Nothing in this Section 3(f) or elsewhere in this Agreement shall confer any third-party beneficiary or other rights upon any person designated hereunder as a Designated Director, whether during or after such person’s service on the Board.

(g) The Board shall not designate an executive committee or any other committee which has been delegated authority substantially similar to the authority of the Board unless the then serving Designated Director is also appointed as a member of such committee.

Section 4. Additional Covenants of the Stockholders. The Stockholders, severally and not jointly, agree as follows:

(a) Voting Agreement: For so long as this Agreement is in effect:

(i) each of the Parties (other than Earthstone) agrees that, provided that Earthstone is not in breach of its obligations under this Agreement (including Section 3), at any meeting of the Public Stockholders, however called, or at any adjournment or postponement thereof, or in connection with any written consent of the Public Stockholders or in any other circumstances upon which a vote, consent or other approval of all or some of the Public Stockholders is sought solely with respect to the matters described in this Section 4, such Party shall vote (or cause to be voted) or execute (or cause to be executed) consents with respect to, as applicable, all of the Common Stock (or other equity securities of Earthstone) owned (beneficially or of record) by such Party (or its Affiliates) as of the applicable record date in favor of (FOR) the election of the persons named in the Company’s proxy statement as the Board’s nominees for election as Directors, and against any other nominees;

(ii) with respect to any vote of the Public Stockholders held with respect to the matters set forth in Section 4(a), each of the Parties (other than Earthstone) shall, and shall cause its Affiliates which hold shares of Common Stock or other securities of Earthstone on any applicable record date to, appear at such meeting (in person or by proxy) or otherwise cause all of the shares of Common Stock or other securities of Earthstone held by such Party (or such Affiliates) to be counted as present thereat for purposes of establishing a quorum. Any vote required to be cast or consent required to be executed pursuant to this Section 4 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of that vote or consent; and

(iii) for so long as this Agreement is in effect, such Stockholder shall not, except as contemplated by the terms of this Agreement, take any action that would in any way restrict, limit or interfere with the performance of his, her or its obligations hereunder or the transactions contemplated hereby.

(b) Future Sales of Common Stock. Notwithstanding anything to the contrary in that certain Registration Rights Agreement, dated as of the date hereof, by and among Earthstone, Independence and the persons identified on Schedule I thereto (the “Independence RRA”) or that certain Registration Rights Agreement, dated as of May 9, 2017, by and among Earthstone, Bold Energy Holdings, LLC, a Texas limited liability company (“Bold”), and the persons identified on Schedule I thereto (the “EnCap RRA” and, together with the Independence RRA, the “Registration Rights Agreements”):

(i) In the event that one or more Warburg Parties, in their respective capacities as a “Holder” under the Independence RRA (each, an “Independence Holder”), elects to participate in an Underwritten Offering or Overnight Underwritten Offering (as each such term is defined in the Independence RRA) that is for the account of one or more EnCap Holders (as defined below) and the total amount of Class A Common Stock proposed to be included in such Underwritten Offering or Overnight Underwritten Offering exceeds the Maximum Number of Securities (as defined in the Independence RRA for purposes of this Section 4(b)(i)), then the “pro rata allocations” of the Maximum Number of Securities that the Independence Holder(s) and the EnCap Holders will include in such offering will be adjusted such that (A) the EnCap Holders will be entitled to 75% of the Total Sponsor Shares and (B) the Independence Holders will be entitled to 25% of the Total Sponsor Shares.

(ii) In the event that Bold, EnCap Energy Capital Fund VII, L.P. or EnCap Energy Capital Fund IX, L.P., in their respective capacities as a “Holder” under the EnCap RRA (each, an “EnCap Holder”), elects to participate in an Underwritten Offering or Overnight Underwritten Offering (as each such term is defined in the EnCap RRA) that is for the account of one or more Independence Holders and the total amount of Class A Common Stock proposed to be included in such Underwritten Offering or Overnight Underwritten Offering exceeds the Maximum Number of Securities (as defined in the EnCap RRA for purposes of this Section 4(b)(ii)), then the “pro rata allocations” of the Maximum Number of Securities that the EnCap Holders and the Independence Holders will include in such offering will be adjusted such that (A) the Independence Holders will be entitled to 75% of the Total Sponsor Shares and (B) the EnCap Holders will be entitled to 25% of the Total Sponsor Shares.

(iii) In the event that both (A) one or more Independence Holders, on the one hand, and (B) one or more EnCap Holders, on the other hand, elect to participate in an Underwritten Offering or Overnight Underwritten Offering (as each such term is defined in the applicable Registration Rights Agreement) that is for the account of Earthstone or a Person other than the EnCap Holders or the Independence Holders and the total amount of Class A Common Stock proposed to be included in such Underwritten Offering or Overnight Underwritten Offering exceeds the Maximum Number of Securities (as defined in the applicable Registration Rights Agreement), then the Total Sponsor Shares that will be allocated to the EnCap Holders and the Independence Holders pursuant to the Registration Rights Agreements will be based on each such holder’s respective proportionate share of the Class A Common Stock proposed to be offered by such holder in such offering compared to the total number of shares proposed to be included by all of the EnCap Holders and Independence Holders in such offering.

(iv) Notwithstanding subsections (i) through (iii) above, the Total Sponsor shares in any applicable offering may be allocated in any different manner as mutually agreed by the EnCap Holders and the Independence Holders.

(v) For purposes of this Section 4(b), “Total Sponsor Shares” means, with respect to any Underwritten Offering or Overnight Underwritten Offering (as such terms are defined in the applicable Registration Rights Agreement), the total number of the Maximum Number of Securities (as defined in the applicable Registration Rights Agreement) that may be included by the Independence Holders and the EnCap Holders in such offering.

Section 5. Additional Covenants of Earthstone. Earthstone agrees as follows:

(a) Contemporaneously with the execution of this Agreement, the Board has duly approved resolutions (the “Board Resolution”) (i) renouncing any interest or expectancy of Earthstone in, or in being offered an opportunity to participate in, any business opportunities that are presented to the Designated Director or to any of the Warburg Parties or any of their respective Affiliates (the “Warburg Entities”), (ii) waiving any obligation on the part of any Designated Director to present any such business opportunity to Earthstone, in each case pursuant to Section 122(17) of the Delaware General Corporation Law and (iii) approving an amendment to the Code of Business Conduct and Ethics of Earthstone to include the Warburg Parties and their respective Affiliates as “Investor Parties” thereunder. For the avoidance of doubt, the Warburg Entities and the Designated Director shall be entitled to and may have business interests and engage in business activities in addition to those relating to Earthstone and its subsidiaries, including business interests and activities in direct competition with Earthstone and its subsidiaries. Neither Earthstone nor any of its subsidiaries shall have any rights by virtue of this Agreement in any business ventures of any Warburg Entity or any Designated Director. For so long as this Agreement is in effect, Earthstone shall not, and shall not permit the Board to, rescind or retract the Board Resolution, or take any other action that would reduce or eliminate the renunciation or waivers included in the Board Resolution with respect to the Warburg Entities or the Designated Director or to which “Investor Parties” are entitled under Earthstone’s Code of Business Conduct and Ethics.

(b) For so long as this Agreement is in effect, without the prior written approval of the Warburg Parties, Earthstone shall not, and shall cause each of its subsidiaries (including EEH) not to, amend or modify any organizational documents of Earthstone or any of its subsidiaries in a way that materially, adversely and disproportionately affects the rights or privileges of the Warburg Parties or any of their respective Affiliates that owns Common Stock or other equity interests in Earthstone in relation to any other owner of equity interests of Earthstone or any of its subsidiaries.

Section 6. Adjustments Upon Share Issuances, Changes in Capitalization. In the event of any change in Common Stock or in the number of outstanding shares of Common Stock by reason of a stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or other similar event or transaction or any other change in the corporate or capital structure of Earthstone (including, without limitation, the declaration or payment of an extraordinary dividend of cash, securities or other property), and consequently the number of Shares changes or is otherwise adjusted, this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock, stockholder rights or other securities or rights of Earthstone issued to or acquired by Stockholders.

Section 7. Further Assurances. Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further endorsements, consents and other instruments as Earthstone may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

Section 8. Termination. This Agreement, and all rights and obligations of the Parties, shall terminate upon the earliest to occur of (a) the first date on which the Warburg Parties collectively beneficially own less than 8% of Earthstone’s outstanding Class A Common Stock; (b) the first date on which the Warburg Parties collectively beneficially own less than 10% of Earthstone’s outstanding Class A Common Stock as a result of a sale by the Warburg Parties of shares of Class A Common Stock (other than sales or transfers to one or more Affiliates of any of the Warburg Parties); and (c) the date on which the Warburg Parties deliver written notice to each of the other Parties terminating this Agreement in its entirety with respect to the Warburg Parties. Notwithstanding the foregoing, Section 10 hereof shall survive any termination of this Agreement.

Section 9. Action in Stockholder Capacity Only. Each Stockholder signs solely in its capacity as the record holder or beneficial owner of, or as the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder’s Shares and nothing herein shall limit or affect any actions or omissions taken by or fiduciary duties of, a Stockholder or any of its affiliates, in such Stockholder’s capacity as an officer or director of Earthstone to the extent permitted by applicable law.

Section 10. Miscellaneous.

(a) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

(b) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the Party incurring such expenses.

(c) Amendments. This Agreement may not be amended except by Earthstone and all Stockholders by an instrument in writing signed by Earthstone and the Stockholders and in compliance with applicable law.

(d) Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, mailed by registered or certified mail (return receipt requested), delivered by Federal Express or other nationally recognized overnight courier service or sent via facsimile to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i) if to any of the Warburg Parties, to the address set forth under the name of such Warburg Party on Schedule A hereto with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Jeff Munoz

        Thomas Brandt

Facsimile: (713) 546-5401

Email:       jeff.munoz@lw.com

        thomas.brandt@lw.com

(ii) if to EnCap, to the address set forth under the name of EnCap on Schedule A hereto with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street

Suite 2500

Houston, Texas 77002

Attention: Matt Strock

Facsimile: (713) 615-5650

Email: mstrock@velaw.com

(iii) if to Earthstone:

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, Texas 77380

Attention: Robert J. Anderson

Facsimile: (832) 823-0478

Email: robert@earthstoneenergy.com

with a copy (which shall not constitute notice) to:

Jones & Keller, P.C.

1675 Broadway, 26th Floor

Denver, CO 80202

Attention: Reid A. Godbolt

    Adam J. Fogoros

Facsimile: (303) 573-8133

Email:  rgodbolt@joneskeller.com

            adamf@joneskeller.com

(e) Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision and (ii) reference to any Section means such Section hereof. No provision of this Agreement shall be interpreted or construed against any Party solely because such Party or its legal representative drafted such provision.

(f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement. Delivery of an executed counterpart signature page of this Agreement by facsimile or by e-mail of a PDF document is as effective as executing and delivering this Agreement in the presence of the other Parties.

(g) Entire Agreement. This Agreement constitutes the entire agreement of the Parties and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or between any of them, with respect to the subject matter hereof, and except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

(h) Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles. Each of the Parties irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement or any of the agreements delivered in connection herewith or the transactions contemplated hereby or thereby shall be brought in the state courts of the State of Delaware (or, if such courts do not have jurisdiction or do not accept jurisdiction, in the United States District Court located in the State of Delaware), (ii) consents to the jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection that such Party may have to the laying of venue of any such suit, action or proceeding in any such court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10(d). Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by law.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(h).

(i) Specific Performance. The Parties agree that irreparable damage may occur in the event that any provision of this Agreement is not performed in accordance with the terms of this Agreement and that each Party shall be entitled to seek specific performance of the terms of this Agreement without the posting of any bond or security in addition to any other remedy at law or equity.

(j) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(k) Several Liability. Each Party enters into this Agreement solely on its own behalf, each such Party shall solely be severally liable for any breaches of this Agreement by such Party and in no event shall any Party be liable for breaches of this Agreement by any other Party.

(l) Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or affiliate of any Stockholder hereto or of any of their respective affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 10(l) shall limit any liability of any Stockholder hereto for its breaches of the terms and conditions of this Agreement.

(m) Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Earthstone any direct or indirect ownership or incidence of ownership of or with respect to any Stockholder’s Shares. All rights, ownership and economic benefits of and relating to each Stockholder’s Shares shall remain vested in and belong to such Stockholder, and Earthstone shall have no authority to direct any Stockholder in the voting or disposition of any of such Stockholder’s Shares, except as otherwise provided in this Agreement.

(n) Waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

(o) Director Resignation. Upon termination of this Agreement, the Warburg Parties shall take all necessary action to cause the Designated Director to offer to promptly tender his or her resignation.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be signed by its officer thereunto duly authorized, all as of the date first written above.

EARTHSTONE:

EARTHSTONE ENERGY, INC.

By:	/s/ Robert J. Anderson
Name: Robert J. Anderson
Title: President and Chief Executive Officer

Signature Page to Voting Agreement

WARBURG PARTIES:

WARBURG PINCUS PRIVATE EQUITY		WARBURG PINCUS ENERGY (E&P)
(E&P) XI - A, L.P.		PARTNERS-B IRH, LLC

By:	Warburg Pincus (E&P) XI, L.P.,	By:	Warburg Pincus Energy (E&P) Partners-B, L.P.,
	its general partner		its managing member

By:	Warburg Pincus (E&P) XI LLC,
	its general partner	By:	Warburg Pincus (E&P) Energy GP, L.P.,
its general partner
By:	Warburg Pincus Partners (E&P) XI LLC,
	its sole member	By:	Warburg Pincus (E&P) Energy LLC,
its general partner

By:	Warburg Pincus Partners II (US), L.P.,
	its managing member	By:	Warburg Pincus Partners II (US), L.P.,
its managing member

By:	Warburg Pincus & Company US, LLC,
	its general partner	By:	Warburg Pincus & Company US, LLC,
its general partner

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Authorized Signatory	By:	/s/ Steven G. Glenn
		Name:	Steven G. Glenn
		Title:	Authorized Signatory

WARBURG PINCUS XI (E&P) PARTNERS – A, L.P.		WARBURG PINCUS XI (E&P) PARTNERS – B IRH, LLC

By:	Warburg Pincus (E&P) XI, L.P.,	By:	Warburg Pincus XI (E&P) Partners – B, L.P.,
	its general partner		its managing member

By:	Warburg Pincus (E&P) XI LLC,	By:	Warburg Pincus (E&P) XI, L.P.,
	its general partner		its general partner

By:	Warburg Pincus Partners (E&P) XI LLC,	By:	Warburg Pincus (E&P) XI LLC,
	its sole member		its general partner

By:	Warburg Pincus Partners II (US), L.P.,	By:	Warburg Pincus Partners (E&P) XI LLC,
	its managing member		its sole member

By:	Warburg Pincus & Company US, LLC,	By:	Warburg Pincus Partners II (US), L.P.,
	its general partner		its managing member

		By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Authorized Signatory	By:	/s/ Steven G. Glenn
		Name:	Steven G. Glenn
		Title:	Authorized Signatory

Signature Page to Voting Agreement

WARBURG PINCUS ENERGY (E&P)-A, L.P.		WARBURG PINCUS ENERGY (E&P) PARTNERS-A, L.P.

By:	Warburg Pincus (E&P) Energy GP, L.P.,
	its general partner	By:	Warburg Pincus (E&P) Energy GP, L.P.,
its general partner

By:	Warburg Pincus (E&P) Energy LLC,
	its general partner	By:	Warburg Pincus (E&P) Energy LLC,
its general partner

By:	Warburg Pincus Partners II (US), L.P.,
	its managing member	By:	Warburg Pincus Partners II (US), L.P.,
its managing member

By:	Warburg Pincus & Company US, LLC,
	its general partner	By:	Warburg Pincus & Company US, LLC,
its general partner

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn	By:	/s/ Steven G. Glenn
Title:	Authorized Signatory	Name:	Steven G. Glenn
		Title:	Authorized Signatory

WP ENERGY PARTNERS IRH HOLDINGS, L.P.		WP ENERGY IRH HOLDINGS, L.P.

By:	Warburg Pincus (E&P) Energy GP, L.P.,	By:	Warburg Pincus (E&P) Energy GP, L.P.,
	its general partner		its general partner

By:	Warburg Pincus (E&P) Energy LLC,	By:	Warburg Pincus (E&P) Energy LLC,
	its general partner		its general partner

By:	Warburg Pincus Partners II (US), L.P.,	By:	Warburg Pincus Partners II (US), L.P.,
	its managing member		its managing member

By:	Warburg Pincus & Company US, LLC,	By:	Warburg Pincus & Company US, LLC,
	its general partner		its general partner

By:	/s/ Steven G. Glenn	By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn	Name:	Steven G. Glenn
Title:	Authorized Signatory	Title:	Authorized Signatory

Signature Page to Voting Agreement

WP IRH HOLDINGS, L.P.

By:	Warburg Pincus (E&P) XI, L.P.,
its general partner

By:	Warburg Pincus (E&P) XI LLC,
its general partner

By:	Warburg Pincus Partners (E&P) XI LLC,
its sole member

By:	Warburg Pincus Partners II (US), L.P.,
its managing member

By:	Warburg Pincus & Company US, LLC,
its general partner

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Authorized Signatory

Signature Page to Voting Agreement

ENCAP:

ENCAP INVESTMENTS, L.P.

By:	EnCap Investments GP, L.L.C.,
its general partner

By:	/s/ Craig Friou
Name:	Craig Friou
Title:	Chief Financial Officer

Signature Page to Voting Agreement

SCHEDULE A

OWNERSHIP OF SHARES

Name and Address of Stockholder	Number of Shares of Class A Common Stock Beneficially Owned	Number of Shares of Class B Common Stock Beneficially Owned
EnCap Investments L.P. 1100 Louisiana Street, Suite 4900 Houston, Texas 77002	4,611,808	33,956,524
Warburg Pincus Private Equity (E&P) XI - A, L.P. c/o Warburg Pincus LLC 450 Lexington Ave. New York, New York 10017	2,123,393	-0-
Warburg Pincus XI (E&P) Partners - A, L.P. c/o Warburg Pincus LLC 450 Lexington Ave. New York, New York 10017	163,270	-0-
WP IRH Holdings, L.P. c/o Warburg Pincus LLC 450 Lexington Ave. New York, New York 10017	2,068,675	-0-
Warburg Pincus XI (E&P) Partners - B IRH, LLC c/o Warburg Pincus LLC 450 Lexington Ave. New York, New York 10017	57,365	-0-
Warburg Pincus Energy (E&P) - A, L.P. c/o Warburg Pincus LLC 450 Lexington Ave. New York, New York 10017	4,982,825	-0-
Warburg Pincus Energy (E&P) Partners - A, L.P. c/o Warburg Pincus LLC 450 Lexington Ave. New York, New York 10017	300,946	-0-
Warburg Pincus Energy (E&P) Partners - B IRH, LLC c/o Warburg Pincus LLC 450 Lexington Ave. New York, New York 10017	101,492	-0-
WP Energy Partners IRH Holdings, L.P. c/o Warburg Pincus LLC 450 Lexington Ave. New York, New York 10017	260,350	-0-
WP Energy IRH Holdings, L.P. c/o Warburg Pincus LLC 450 Lexington Ave. New York, New York 10017	3,179,794	-0-

SCHEDULE B

LIST OF AGREEMENTS

Voting Agreement, dated as of May 9, 2017, by and among Earthstone, EnCap, Oak Valley Resources, LLC and Bold Energy Holdings, LLC (“Bold”), as amended by that certain First Amendment to the Voting Agreement, dated as of April 22, 2020, by and among Earthstone, EnCap and Bold.

Lock-up Agreement, dated as of January 7, 2021, among Earthstone Energy, Inc., Warburg Pincus Private Equity (E&P) XI - A, L.P., Warburg Pincus Energy (E&P) Partners-B IRH, LLC, Warburg Pincus XI (E&P) Partners – A, L.P., Warburg Pincus XI (E&P) Partners – B IRH, LLC, Warburg Pincus Energy (E&P)-A, L.P., Warburg Pincus Energy (E&P) Partners-A, L.P., WP Energy Partners IRH Holdings, L.P., WP Energy IRH Holdings, L.P. and WP IRH Holdings, L.P.

EXHIBIT A

FORM OF JOINDER AGREEMENT

[DATE]

The undersigned hereby absolutely, unconditionally and irrevocably agrees to be bound by the terms and provisions of that certain Voting Agreement, dated as of January 7, 2021, by and among Earthstone Energy, Inc., a Delaware corporation, Warburg Pincus Private Equity (E&P) XI – A, L.P., a Delaware limited partnership, Warburg Pincus XI (E&P) Partners – A, L.P., a Delaware limited partnership, WP IRH Holdings, L.P., a Delaware limited partnership, Warburg Pincus XI (E&P) Partners – B IRH, LLC, a Delaware limited liability company, Warburg Pincus Energy (E&P)-A, LP, a Delaware limited partnership, Warburg Pincus Energy (E&P) Partners-A, LP, a Delaware limited partnership, Warburg Pincus Energy (E&P) Partners-B IRH, LLC, a Delaware limited liability company, WP Energy Partners IRH Holdings, L.P., a Delaware limited partnership, WP Energy IRH Holdings, L.P., a Delaware limited partnership, and EnCap Investments L.P., a Delaware limited partnership (the “Voting Agreement”), and to join in the Voting Agreement as a Stockholder (as defined in the Voting Agreement) with the same force and effect as if the undersigned were originally a party thereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of [DATE].

Name:

Signature Page to Joinder Agreement